UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

Black Gaming, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

As previously disclosed, due to, among other things, the failure to make the required semi-annual interest payment on January 15, 2009 due under its $125 million 9.0% Senior Secured Notes due 2012 (the “Senior Notes”), Black Gaming, LLC (“Black Gaming” and together with its direct and indirect wholly-owned subsidiaries, the “Company”) is in default under the Senior Notes and the Company’s Credit Agreement with Wells Fargo Foothill, Inc., dated as of December 20, 2004, as amended (the “Credit Agreement”). The Company also failed to make the scheduled semi-annual interest payment due July 15, 2009 under the Senior Notes.

Pursuant to the subordination provisions of the indenture governing the Company’s $66 million aggregate principal amount of 12.75% Senior Subordinated Discount Notes due 2013 (the “Subordinated Notes”), the Company is prohibited from making the $4,207,500 semi-annual interest payment on the Subordinated Notes due July 15, 2009 until the payment default under the Senior Notes has been cured or waived.  If the scheduled interest payment on the Subordinated Notes is not made within 30 days of the scheduled payment date, an event of default will occur under the indenture governing the Subordinated Notes, and the aggregate principal amount of the Subordinated Notes, plus the unpaid interest payment and any other amounts due and owing on the Subordinated Notes could be declared immediately due and payable by the trustee or by holders of 25% or more of the aggregate principal amount of the Subordinated Notes.

The failure to make the semi-annual interest payment under the Subordinated Notes within the 30-day grace period would constitute an additional event of default under the Credit Agreement. The acceleration of the Company’s obligations under the Subordinated Notes would constitute an additional event of default under the Senior Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: July 16, 2009	By:	/s/ Sean P. McKay

Sean P. McKay
	Its:	Chief Accounting Officer